SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2006

Axial Vector Engine Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-49698	20-3362479
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 S W Salmon Street Suite 1100, Portland, OR	97204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-595-5088

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 1.01 Entry Into a Materially Definitive Agreement

On May 16, 2006, the Company entered into a Confidential Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Patricia Wilks and Dennis Palmer (the “Defendants”). The Settlement Agreement provides for a mutual reconciliation of all disputes between the parties and the end of litigation brought in the United States District Court, Central District of California (the “Court”) (Case No. CV04-8790-CBM).

Under the Settlement Agreement, the Defendants acknowledged and agreed that on or about June 30, 2003 the Company acquired all right, title, assets, and interest to Dyna-Cam Engine Corporation, including related web sites and domain names (i.e., www.dynacam.com). Defendants also agreed that they would cease and desist from sending out emails concerning the Company and those acting on its behalf. Further under the Settlement Agreement, the parties agreed to permanently maintain a November 17, 2005 preliminary injunction restraining Defendants from:

1.	displaying, controlling, and/or operating the website or any other domain containing the words “dyna-cam,” dynacam,” “Dyna-Cam,” “Dynacam”;

2.	exhibiting any display, product, and advertisement bearing the mark Dyna-Cam, “Dyna-Cam Engine,” or “Dyna-Cam Engine Corporation”; and

3.	making, using, selling, marketing, and offering for sale, and conducting business certain products using the name(s) and mark(s) containing the words “dyna-cam,” dynacam,” “Dyna-Cam,” “Dynacam.”

In addition, the parties entered into a mutual release of claims, agreed to extinguish the pending litigation, bear their respective fees and costs, and provide for liquidated damages in the event of a breach of the Settlement Agreement.

On June 12, 2006, the Court signed a stipulation among the parties to convert the November 17, 2005 preliminary injunction into a permanent injunction. Thereafter, on June 22, 2006, the Court signed a stipulation among the parties to dismiss the action.

A copy of the Settlement Agreement is filed as Exhibit 10.1 to this Current Report.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01

Exhibit 10.1          Confidential Settlement Agreement and Mutual Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axial Vector Engine Corporation.

/s/   Raymond Brouzes
        Raymond Brouzes
        Chief Executive Officer, Chief Financial Officer, and Director

Date: June 28, 2006